Contact:                                                            Exhibit 99.1
Joan Vargas, Investor Relations
Telephone:   (408) 542-1051
Facsimile:   (408) 542-1405
joan.vargas@catsemi.com


            CATALYST SEMICONDUCTOR REPORTS 3RD FISCAL QUARTER RESULTS

SUNNYVALE, CALIF., (FEBRUARY 20, 2003) - Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, announced today the results for its third fiscal quarter.

For the third fiscal quarter ended January 31, 2003, Catalyst reported net income of $314,000, or $0.02 per diluted share, on revenues of $11.2 million. This compares with net income of $164,000, or $0.01 per diluted share, on revenues of $10.7 million in the third fiscal quarter last year and net income of $843,000, or $0.05 per diluted share, on revenues of $12.0 million in the previous quarter.

As of January 31, 2003, Catalyst had cash, cash equivalents and short-term investments of $29.9 million, an increase of $1.8 million from the previous quarter. During the third fiscal quarter, the Company repurchased 22,000 shares of its common stock for $51,000 as part of its previously announced open market repurchase program. From the current program's inception in September 2001 through February 14, 2003, the Company has paid a total of $2,750,000 for an aggregate of 1,111,900 shares at an average cost of $2.47 per share. In total, Catalyst has purchased 2,612,000 shares for $7.4 million, which includes the previously announced block purchase of 1.5 million shares.

 Stockholders' equity increased during the third fiscal quarter by $3.4 million to $39.5 million or $2.35 per share outstanding at the end of the quarter, as a combined result of net income of $314,000 and, more significantly, the recording of the tax benefit of $3.1 million from stock option deductions.

 The company continues to see competitive pressures on product prices and weak but generally stable overall demand in the markets served. During the third quarter, the Company depended upon substantial turns business (bookings scheduled to ship within the same quarter), and operated with a relatively reduced backlog,

Catalyst began product development and engineering operations at its new wholly owned subsidiary in Romania on February 1st. The Bucharest facility now has 33 employees, including 25 engineers dedicated to further development of Catalyst products.

The company has begun to move its EEPROM memories product line to a new, more efficient process that should improve Catalyst's cost structure even further and strengthen the company's production efficiency and competitive position over the next few quarters.

As previously disclosed, Philips Export B.V. and U.S. Philips Corporation notified Catalyst in 2001 that they believe additional royalties are owing on a technology license entered into in 1989. Catalyst paid royalties under this license through 1993, at which point Catalyst believed that the license became fully paid-up and no further royalties were owed. In January 2003, Philips again stated that it did not believe that the license was paid-up and that royalties had continued to accrue. Catalyst believes that Philips' position is without merit and that, even if a current royalty obligation is demonstrated, it does not extend retroactively back as far as Philips contends. Nonetheless, if Philips' position is ultimately demonstrated to be correct, Catalyst may be required to pay back royalties of two per cent on sales of certain products, potentially as far back as 1994, which could aggregate $3.5 million plus interest.

OUTLOOK

Gelu Voicu, president and chief executive officer, said "We are not seeing or expecting any firming in average selling prices during the current quarter and we are reluctant to forecast when pricing will improve. At the same time, we do not expect to see further price degradation. While we have made a serious commitment in recent months to grow the business through expanded engineering and development of new embedded and application-specific products, it would not be reasonable to expect these steps to have much of an impact in the current quarter. Nevertheless, we expect fourth quarter revenues to equal or surpass the level attained in the third quarter and we expect to continue to be profitable on a quarterly operating basis as we continue our tight rein on operating expenses."

NINE-MONTH RESULTS

For the first nine months of fiscal 2003, Catalyst reported net income of $2.3 million, or $0.13 per diluted share, on revenues of $35.7 million. This compares with a net loss of $442,000, or ($0.02) per diluted share, on revenues of $30.3 million, for the first nine months of fiscal 2002.

INVESTOR CONFERENCE CALL

As previously announced, the Company will conduct a conference call on third fiscal quarter results beginning at 2:00 p.m. (Pacific) today. The call will be available to all investors and media via the Company's web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing 888-353-7307 (domestic only). A replay of the call will be aired from approximately 4:00 p.m. today until 4:00 p.m. (Pacific) on February 28th at the company's Web site or by dialing (800) 633-8284 (domestic) or (402)977-9140 (international) entering reservation number 21125525 and following operator instructions.

ABOUT CATALYST SEMICONDUCTOR

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company is a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. The Company designs and markets a broad range of programmable products including Flash Memories, Parallel and Serial EEPROMs with I2C, SPI and Microwire interfaces, NVRAMs, Digitally

Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Typical applications for the Company's products include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. Additional information about Catalyst Semiconductor is available on the Company's web site at www.catalyst-semiconductor.com.

Except for those statements that report Catalyst' historical results, the statements being made are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements due to risks and uncertainties including, but not limited to, continued competitive pressure on our product prices, weakened demand for our products, the cost associated with forming and operating our new Romanian subsidiary, the results we are able to achieve through such subsidiary and the success of our efforts to develop new products. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading "Certain Factors That May Affect the Company's Future Results of Operations" listed from time to time in Catalyst's SEC reports including but not limited to the report on Form 10-K for the year ended April 30, 2002 and Form 10-Q for the quarters ended July 31, 2002 and October 31, 2002.

                                TABLES TO FOLLOW

                          CATALYST SEMICONDUCTOR, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                        Jan. 31, 2003           April 30, 2002
                                                                        -------------           --------------
                   ASSETS
Current assets:
   Cash and cash equivalents                                               $21,918                 $26,295
   Short term investments                                                    7,980                    --
   Accounts receivable, net                                                  7,443                   8,929
   Inventories                                                               7,913                   8,749
   Other assets                                                              1,020                   1,537
                                                                           -------                 -------
         Total current assets                                               46,274                  45,510

   Property and equipment, net                                               2,660                   2,414
                                                                           -------                 -------
                                                                           $48,934                 $47,924
                                                                           =======                 =======

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                        $ 4,336                 $ 5,113
   Accrued expenses                                                          3,486                   2,367
   Deferred gross profit on shipments to distributors                        1,632                   1,816
                                                                           -------                 -------
       Total liabilities                                                     9,454                   9,296
Tax related credits                                                           --                     3,262
   Total stockholders' equity                                               39,480                  35,366
                                                                           -------                 -------
                                                                           $48,934                 $47,924
                                                                           =======                 =======


            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                     Three Months Ended                      Nine Months Ended
                                                               ----------------------------            ----------------------------
                                                               Jan. 31,            Jan. 31,            Jan. 31,            Jan. 31,
                                                                 2003                2002                2003                2002
                                                               --------            --------            --------            --------
Net revenue                                                    $ 11,207            $ 10,654            $ 35,711            $ 30,336
Cost of revenues                                                  7,089               6,892              21,182              19,877
                                                               --------            --------            --------            --------
Gross profit                                                      4,118               3,762              14,529              10,459
Research and development                                          1,269               1,140               3,753               3,190
Selling, general and administration                               2,451               2,584               7,333               8,251
                                                               --------            --------            --------            --------
Operating income (loss)                                             398                  38               3,443                (982)
Net interest income                                                  83                 126                 237                 589
                                                               --------            --------            --------            --------
Income (loss) before taxes                                          481                 164               3,680                (393)
Income tax provision                                                167                --                 1,663                  49
                                                                                   --------            --------            --------
Net income (loss)                                              $    314            $    164            $  2,317            $   (442)
                                                               ========            ========            ========            ========
Net income (loss) per share:
    Basic                                                      $   0.02            $   0.01            $   0.14            $  (0.02)
                                                               ========            ========            ========            ========
    Diluted                                                    $   0.02            $   0.01            $   0.13            $  (0.02)
                                                               ========            ========            ========            ========
Weighted average common shares outstanding:
    Basic                                                        16,774              17,669              16,813              17,704
                                                               ========            ========            ========            ========
    Diluted                                                      18,176              20,477              18,492              17,704
                                                               ========            ========            ========            ========